Exhibit 10.36



                                        4355 N.W. 128TH STREET
                                        MIAMI, FLORIDA 33054
                                        TELEPHONE: (305)685-6591
                                        FACSIMILE: (305)769-0940


MAKO MARINE INTERNATIONAL, INC.

March 27, 1996

Brett Schwebke
5010 NW 54th Street
Coconut Creek, Florida  33075

Dear Brett:

As a consequence of the differences and disagreements that have arisen between us relating to the performance of your duties, we are herewith terminating your employment with the Company effective as of March 29, 1996.

Considering our relationship with you and your family it is our desire to agree upon satisfactory termination arrangements with you.

Accordingly, we are prepared to offer to you either of the following termination plans:

4. Payment of the sum of $6,250.00 per month (pro-rated for partial months) until July 24, 1997 provided your covenant not to compete shall remain in effect so long as your compensation is paid.

5. Payment of the sum of $1,000.00 per month (pro-rated for partial months) until July 24, 1997 and your covenant not to compete will be released.

Under either plan, we shall each release one another from any claims, other than obligations under the termination agreement.

Since we do not wish you to lose any of your medical insurance coverage, please contact Esther Prout to make arrangements for COBRA coverage to be effective following your termination.

Please call me to resolve this matter.

Sincerely,

Douglas Baena

Douglas W. Baena
Chief Executive Officer